SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 Form 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported) August 23, 1996



                        Registrant; State of Incorporation;  IRS Employer
COMMISSION FILE NUMBER  ADDRESS; AND TELEPHONE NUMBER        IDENTIFICATION NO.

1-5532                  PORTLAND GENERAL CORPORATION         93-0909442
                        (an Oregon Corporation)
                        121 SW Salmon Street
                        Portland, Oregon 97204
                        (503) 464-8820




            121 S.W. SALMON STREET, PORTLAND, OREGON     97204

            (Address of principal executive offices)  (zip code)

     Registrant's telephone number, including area code 503-464-8820


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 ITEM 5.               OTHER EVENTS

 LITIGATION SETTLEMENT - On August 23, 1996 Portland General Corporation and its wholly owned subsidiary Portland General Holdings Inc. (collectively referred to as Portland General) entered into a settlement with the Bonneville Pacific Corporation's (Bonneville) bankruptcy trustee (Trustee) pursuant to which the Trustee releases all claims asserted in a 1992 legal action against Portland General and certain of its past and present officers and directors. For further information regarding the Trustee's claim against Portland General see Portland General's report on Form 10-Q for the period ended June 30,1996.

 Pursuant to the settlement, Bonneville and its estate will release  all claims and causes of action, including those asserted in the Trustee's civil action against Portland General and its current and former officers and directors.
  In exchange, Portland General will release any and all claims against Bonneville, its estate and related entities and individuals relating to its equity investment in and loans to Bonneville except that Portland General will retain ownership of 2 million shares of common stock of Bonneville. Portland General will surrender ownership of approximately 7.8 million shares of the common stock of Bonneville and will withdraw with prejudice its filed claim against Bonneville. In late 1991, Portland General fully provided for losses related to its equity investment in and loans to Bonneville. The settlement will not result in any impact on Portland General's results of operations. The settlement is conditioned upon approval by the United States District Court and by the United States Bankruptcy Court.

  Portland General will pursue recovery of certain litigation and settlement costs from its Director and Officer liability carrier. Any such recovery would be recognized in income during the periods received. Portland General will continue to prosecute its case against Deloitte & Touche and certain other parties associated with Bonneville Pacific. Portland General's complaint seeking approximately  $228 million in damages in the Third Judicial
  District Court for Salt Lake County (Utah) alleges that it relied on fraudulent and negligent statements and omissions by Deliotte & Touche and the other defendants when it acquired a 46% interest in and made loans to Bonneville Pacific starting in September 1990.


                                Signatures


  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                                 Portland General Corporation




 August 28, 1996                  By  /S/ JOSEPH E. FELTZ
                                         Joseph E. Feltz
                                       Assistant Controller
                                       Assistant Treasurer


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